Exhibit 99.1
PRESS RELEASE

Ocera Initiates Phase 1 Clinical Study of Orally Available OCR-002 in Patients with Cirrhosis for the Prevention of Hepatic Encephalopathy

--Phase 2b STOP-HE Enrollment Surpasses 205 Patients; On Track to Complete in Q4 2016--

PALO ALTO, Calif. and RESEARCH TRIANGLE PARK, N.C., September 19, 2016 - Ocera Therapeutics, Inc. (NASDAQ:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today announced the initiation of a Phase 1 clinical study of orally-available OCR-002 (ornithine phenylacetate) in patients with cirrhosis. OCR-002 is in development in both an intravenous (IV) formulation as a potential treatment for hospitalized patients with acute hepatic encephalopathy (HE), a neurocognitive disorder associated with serious liver disease, and in an oral formulation to potentially provide a chronic use option to maintain remission of HE in patients with cirrhosis.

“Based on the favorable results from last year’s Proof of Principle study in healthy volunteers, we are keen to assess our oral drug candidate for the first time in patients with cirrhosis, the intended population for the drug’s chronic use,” said Stan Bukofzer, M.D., Chief Medical Officer at Ocera. “In healthy volunteers, oral OCR-002 demonstrated significant bioavailability, as measured by the mean plasma concentration of the drug’s active ingredient phenylacetic acid (PAA), and exhibited substantial concentrations of plasma and urinary phenylacetylglutamine (PAGN), the end product by which PAA clears the neurotoxin Ammonia.

"OCR-002 is, to our knowledge, the only ammonia scavenger in clinical development for the treatment and now prevention of HE. Over 205 patients with acute HE have been enrolled in the STOP-HE Phase 2b trial of our IV formulation of OCR-002, and with the initiation of this Phase 1 trial for our oral formulation of OCR-002, we believe we are closer to realizing our vision of providing continuity of care to HE patients."

About the Phase 1 Orally-Available OCR-002 Study
The Phase 1 trial is a two-part, open-label, crossover study to understand the pharmacokinetics, PAGN formation and the absolute bioavailability of oral immediate-release doses of OCR-002 in 12 patients with varying degrees of cirrhosis. Part One will evaluate a single dose of an oral solution of OCR-002 administered under various fasted and fed conditions compared to a single dose of IV OCR-002 in patients with cirrhosis classifications of either Child-Pugh1 A or C, indicative of the degree of liver disease. We expect to complete and report top-line results of Part One of the trial by the end of 2016.

Part Two, also in patients with cirrhosis, will evaluate a multi-dose solid form regimen and resultant steady-state pharmacokinetics, and data is expected by the end of the first half of 2017.

We intend to initiate a Phase 2 development program for orally-available OCR-002 upon satisfactory results from both parts of the Phase 1 trial.

About Hepatic Encephalopathy
Hepatic encephalopathy is a debilitating and progressive complication of liver cirrhosis or liver failure, marked by mental changes including confusion, impaired motor skills, disorientation, and in its more severe form, stupor, coma and even death.
About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate) in both intravenous and oral formulations. OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy (HE) in patients with acute liver failure and acute-on-chronic liver disease.
Ocera's HE clinical development efforts also include an ongoing Phase 2b clinical trial, STOP-HE, which is evaluating the safety and efficacy of intravenously-administered OCR-002 in resolving neurocognitive symptoms of acute HE in hospitalized patients with elevated ammonia. The Company expects to complete enrollment in the STOP-HE trial in the fourth quarter of 2016 with top-line data to be published soon thereafter. For additional information, please see www.ocerainc.com.
Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help patients with hepatic encephalopathy, the timing of clinical and enrollment milestones, and the timing of our clinical development plans and release of study data. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

1Child-Pugh Scoring is a clinically relevant method of assessing the severity of liver impairment in patients with cirrhosis. A score, ranging from 5 (least severe) to 15 (most severe), is calculated by totaling the scores of five discrete variables: serum bilirubin, serum albumin, prothrombin time, ascites and encephalopathy. Scores of 5-6 are classified as Child-Pugh A (well compensated disease); scores of 10-15 are classified as Child-Pugh B (disease with significant functional compromise); and scores of 10-15 are classified as Child-Pugh C (decompensated liver disease).

Source: Ocera Therapeutics, Inc.
OCRX-G

Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
919-328-1109